Exhibit 99.2

July 26, 2012

Dear Fellow Shareholders:

I sincerely hope this letter finds you enjoying the summer season and all the wonderful things it has to offer. From family vacations to afternoons in a sunny backyard, summer gives many of us the rest and relaxation time we need in our busy lives.

As we head toward the “dog days” of August here in Northeast Ohio, Farmers’ management team reflects on a successful second quarter… one that was decidedly not restful but dynamic and exciting.

I have enclosed our 2012 second quarter earnings release for your complete review. Also, please take a moment to read about Farmers’ second quarter and other current highlights that I summarize below:

2012 Second Quarter Business Highlights:

Howland Branch Opening

Our eagerly awaited Howland branch location is now open for business. We celebrated our new presence in Trumbull County on July 19th, and introduced our customers to new facilities designed to serve the community in several ways. The Howland location houses both a branch office and offices for Farmers Trust Company. Eighteen of our colleagues work in this nearly 8,000 square-foot building. I am confident our customers– both new and existing– will find the building a pleasant and convenient stop for serving their financial needs.

We are also proud of the fact the new Howland building is designed to serve our environment with an impressive array of “green” features which will save energy, reduce waste and shrink our corporate carbon footprint.

Russell 2000, Russell 3000 and Russell MicroCap Index Listing

Once a year in June, Russell Investments reconstitutes the members of its many indices. I am proud to announce Farmers National Banc Corp. entered the Russell 3000, Russell 2000 and Russell MicroCap indices. The listing should please current shareholders, as I believe it validates our collective plans for growth and continued excellence. In addition, I am personally gratified to know that having a spot on the Russell list introduces us to an expanded group of potential Farmers investors all over the country, and this will surely add value to our current stakeholders.

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-5127 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com

American Banker Magazine

In May, American Banker Magazine, a respected source for banking information since 1835, named Farmers one of the best banks in America. And, while this general distinction is just cause for pride in-and-of itself, upon further analysis, we discovered that Farmers ranked in the top 25 of peer banks nationwide and stands alone as the only bank of its size on the list from Ohio. We think the value of this type of positive reporting in such a widely read industry publication cannot be overstated.

Shale Development

The Utica Shale continues to be an important economic driver for the region and we are continuing to experience the benefits. During the annual shareholder meeting I announced that we had received approximately $30 million of deposits related to new wealth created by oil and gas development. I am proud to announce at the end of the second quarter we have received an additional $13 million of deposits from land leases. Through our branch locations, Shale Resource Team and community outreach events, we are well positioned to capitalize on the continued strength of oil and gas development, while protecting our customers’ financial well being.

Anniversary Year Continues

As you know, Farmers National Bank turned 125-years old earlier this year. We had formal anniversary ceremonies during our first quarter, but a milestone this big can’t be properly observed on such a small scale. We continue to celebrate our company’s long and storied history while we use our “age” to remind the community of our bank’s importance within the region.

Conclusion/Outlook

As we reach the halfway point of 2012, I am pleased to report that the successes we planned in earlier times are now coming to fruition. Farmers continues to enjoy a sustained period of managed growth and will continue to plan for future successes.

Thank you for your continued support and I welcome any questions and comments you may have regarding this information.

Sincerely,

John S. Gulas

President & Chief Executive Officer

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

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Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-5127 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com